As filed with the Securities and Exchange Commission on July 6, 2017

Registration Statement No. 333-211139

Registration Statement No. 333-212484

Registration Statement No. 333-213954

Registration Statement No. 333-214736

Registration Statement No. 333-217482

Registration Statement No. 333-217485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8

Registration Statement No. 333-211139

Post-Effective Amendment No. 2 to

Form S-8

Registration Statement No. 333-212484

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-213954

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-214736

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-217482

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-217485

UNDER

THE SECURITIES ACT OF 1933

CARDCONNECT CORP.

(Exact name of registrant as specified in its charter)

Delaware	46-5380892
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Continental Drive, Suite 300

King of Prussia, PA 19406

(484) 581-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Options Assumed by CardConnect Corp.

Originally Granted Under the

FTS Holding Corporation 2010 Stock Option Plan

CardConnect Corp. 2016 Omnibus Equity Compensation Plan

Non-Qualified Stock Option Agreement

(Full Title of the Plan)

Jeffrey Shanahan

Chief Executive Officer and President

CardConnect Corp.

1000 Continental Drive, Suite 300

King of Prussia, PA 19406

(484) 581-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello

Matthew J. Gilroy

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

DEREGISTRATION OF SECURITIES

CardConnect Corp., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each Registration Statement as of the date hereof:

1.	Registration Statement No. 333-211139 filed with the SEC on May 4, 2016 and Registration Statement No. 333-212484 filed with the SEC on July 12, 2016, and as amended by Post-Effective Amendment No. 1 filed with the SEC on October 4, 2016, registering 2,664,023 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), that may be issued pursuant to the FTS Holding Corporation 2010 Stock Option Plan;

2.	Registration Statement No. 333-213954 filed with the SEC on October 4, 2016, registering 3,796,296 shares of Common Stock under the CardConnect Corp. 2016 Omnibus Equity Compensation Plan;

3.	Registration Statement No. 333-214736 filed with the SEC on November 21, 2016, registering 1,000,000 shares of Common Stock under the CardConnect Corp. 2016 Omnibus Equity Compensation Plan;

4.	Registration Statement No. 333-217482 filed with the SEC on April 26, 2017, registering 200,000 shares of Common Stock under the Non-Qualified Stock Option Agreement; and

5.	Registration Statement No. 333-217485 filed with the SEC on April 26, 2017, registering 400,000 shares of Common Stock under the Non-Qualified Stock Option Agreement.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of May 26, 2017, by and among First Data Corporation (“First Data”), Minglewood Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of First Data, and the Company, Merger Sub merged with and into the Company (the “Merger”), and the Company became a wholly-owned subsidiary of First Data. The Merger became effective at 8:00 AM EDT on July 6, 2017 (the “Effective Time”) pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares of Common Stock owned by the Company, First Data, Merger Sub or any of their respective subsidiaries immediately prior to the Effective Time and shares of Common Stock with respect to which appraisal has been properly demanded pursuant to Delaware law and not withdrawn) was cancelled and converted into the right to receive $15.00 in cash, without interest and subject to any required tax withholding.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 6th day of July, 2017.

CARDCONNECT CORP.

By:	/s/ Stanley J. Andersen
Stanley J. Andersen Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jeffrey Shanahan Jeffrey Shanahan	Chief Executive Officer and President (Principal Executive Officer)	July 6, 2017

/s/ Charles Bernicker Charles Bernicker	Chief Financial Officer (Principal Financial Officer)	July 6, 2017

/s/ Anthony Hrzic Anthony Hrzic	Controller (Principal Accounting Officer)	July 6, 2017

/s/ Stanley J. Andersen Stanley J. Andersen	Director	July 6, 2017

/s/ Gretchen A. Herron Gretchen A. Herron	Director	July 6, 2017